Exhibit 8.2

October 27, 2020

To:	GDS Holdings Limited
F4/F5, Building C, Sunland International
No. 999 Zhouhai Road
Pudong
Shanghai 200137
China

Re:	Tax Matters in connection with the Registration Statement of GDS Holdings Limited

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and the region of Taiwan) and as such are qualified to issue legal opinions on the PRC laws, regulations or rules effective on the date hereof (the “PRC Laws”).

We have acted as the PRC counsel to GDS Holdings Limited (the “Company”) solely in connection with the offering and the sale of 160,000,000 Class A ordinary shares of par value US$0.00005 per share (the “Shares”) of the Company in connection with the Company’s registration statement on Form F-3, including the base prospectus and all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) as of the date hereof. For the foregoing purpose, we have been requested to give this opinion (the “Opinion”) in connection with the Section “Taxation” in the Registration Statement regarding PRC taxation.

Our Opinion is subject to the following qualifications:

(a) this Opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

(b) this Opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

(c) for the purpose of the listing of the Shares on the Main Board of the The Stock Exchange of Hong Kong Limited, we consent to the filing with the SEC of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Based on the foregoing and subject to the qualifications set out above, as of the issuance date of this Opinion, the statements of law and legal conclusions in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation” constitute our opinion as to the material tax consequences of an investment in the Shares or ADSs under the PRC Laws.

Sincerely yours,

/s/ King & Wood Mallesons

King & Wood Mallesons